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                                 [LETTERHEAD]

                                                                    EXHIBIT 5.1

                                 June 7, 1996


Labor Ready, Inc.
2156 Pacific Avenue
Tacoma, Washington 98402

     Re: Registration Statement on Form S-3 of Labor Ready, Inc.

Ladies and Gentlemen:

     We have acted as special Washington counsel to Labor Ready, Inc. (the "Company") in connection with the filing of the above-referenced Registration Statement (the "Registration Statement") relating to the registration of shares (the "Shares") of common stock, without par value per share, of the Company. In connection therewith, we have reviewed the Company's Articles of Incorporation, Bylaws, minutes of appropriate meetings, and such other matters we deemed appropriate.

     Based on this review, it is our opinion that:

     1. The Company is duly incorporated and validly existing under the laws of the State of Washington.

     2. The Shares will be fully paid and non-assessable under the Washington Business Corporation Act when certificates representing the Shares shall have been duly executed, countersigned and registered and duly delivered to the purchasers thereof against payment of the agreed consideration therefor.

     We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares.

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June 7, 1996
Page 2




     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

                                       Very truly yours,

                                       PRESTON GATES & ELLIS


                                       By  /s/ Mark R. Beatty